UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 27, 2009
Ardea Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-33734	94-3200380

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4939 Directors Place San Diego, California (Address of principal executive offices)	92121 (Zip Code)
Registrant’s telephone number, including area code: (858) 652-6500
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On April 27, 2009, Ardea Biosciences, Inc. (“Ardea”) entered into a Development and Commercialization License Agreement (the “License Agreement”) with Bayer Schering Pharma AG (“Bayer”), focused on the development and potential commercialization of Ardea’s small molecule mitogen-activated ERK kinase (MEK) inhibitors for the treatment of cancer. Under the License Agreement, Ardea has granted Bayer a worldwide, exclusive license to develop and commercialize all of Ardea’s MEK inhibitors for all indications.
Potential payments to Ardea under the agreement could total up to $407 million, not including royalties. This amount includes an upfront cash payment to Ardea of $35 million, as well as additional cash payments upon achievement of certain development, regulatory and sales-based milestones. Ardea is also eligible to receive low double-digit royalties on sales of products under the License Agreement, subject to reduction in certain circumstances.
Ardea will be responsible for the completion of the Phase 1 and Phase 1/2 studies currently being conducted for RDEA119, the lead compound in Ardea’s MEK program. Thereafter, Bayer will be responsible for the further development and commercialization of RDEA119 and any of Ardea’s other MEK inhibitors.
The effectiveness of the License Agreement is subject to all necessary authorizations, consents or clearances of governmental authorities, if any, and will continue until the expiration of all of Bayer’s royalty payment obligations thereunder, unless the License Agreement is terminated earlier by either party. The License Agreement contains standard and customary termination provisions.
The foregoing description of the License Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which shall be filed as an exhibit to Ardea’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 (or earlier with an amendment to this Current Report on Form 8-K).
A copy of Ardea’s press release announcing the License Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits. The following material is filed as an exhibit to this Current Report on Form 8-K:

Exhibit Number	Document Description

99.1	Press Release, dated April 28, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ARDEA BIOSCIENCES, INC.
Date: May 1, 2009	/s/ Christopher W. Krueger
Christopher W. Krueger
Chief Business Officer

EXHIBIT LIST

Exhibit Number	Document Description

99.1	Press Release, dated April 28, 2009.